Exhibit 99.1

Seres Therapeutics Reports Third Quarter 2015 Financial Results and Provides Business Update

FDA granted Orphan Drug Designation for SER-109 in recurrent C. difficile Infection (CDI)

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Nov. 10, 2015—Seres Therapeutics (NASDAQ: MCRB), a leading microbiome therapeutics platform company, today reported financial results and provided a business update for the third quarter ended September 30, 2015.

“Over the past few months, we have continued to make significant progress in the microbiome space by advancing our promising pipeline of Ecobiotic® therapeutics” said Roger Pomerantz, MD, President, CEO and Chairman of Seres Therapeutics. “We received Orphan Drug Designation for SER-109, our first-in-field treatment candidate for recurrent CDI, which is currently moving forward in a Phase 2 study. We were particularly honored by this decision by the FDA, since orphan status is rarely given to an infectious disease therapeutic.

We also have accomplished meaningful development progress in SER-262, our drug candidate to prevent the primary recurrence of CDI infection and we intend to have this in the clinic in mid-2016, as the first synthetic microbiome investigational therapy. In addition, we expect to bring SER-287 in ulcerative colitis to the clinic by the end of this year. SER-287 will be the first microbiome therapeutic candidate to be studied for treatment of a chronic disease. These recent advances in key programs show our commitment to the mission of delivering Ecobiotic® medicines to patients in dire need, and demonstrate well our leadership in this new field in biomedicine.”

Third Quarter and Recent Business Highlights:

•	SER-109 granted Orphan Drug Designation by the FDA, facilitating the development process through advantages including an extended seven-year period of market exclusivity upon approval, tax credits for clinical research expenses incurred in the U.S., and an exemption from FDA application user fees. In addition, SER-109 was granted Breakthrough Designation by the FDA in June 2015.

•	Continued to advance pipeline of Ecobiotic candidates, including the ongoing Phase 2 clinical trial of SER-109 in recurrent CDI with data expected in mid-2016; completion of IND enabling preclinical studies for SER-287 for treatment of ulcerative colitis, with a Phase 1b study expected to begin by the end of 2015; and important bioprocess advancement supporting SER-262 for treatment of primary C. difficile infection (CDI) recurrence, with clinical studies anticipated to begin in mid-2016.

•	Advanced research and translational science functions in developing microbiome agents to prevent bacterial infections and graft versus host disease (GVHD) in human stem cell transplant patients (SER-155). Research is also underway on microbiome drugs to address certain rare genetic diseases, and to treat colitis induced by immune-oncology therapies.

•	Closing of Seres’ initial public offering, including receipt of approximately $139 million of proceeds, inclusive of the full exercise of underwriter’s option and net of underwriting discounts and offering expenses.

•	Appointed Kurt Graves to Board of Directors. Mr. Graves is currently the Chairman, President and Chief Executive Officer of Intarcia Therapeutics.

Third Quarter Financial Results:

For the third quarter of 2015, Seres reported a net loss of $(14.6) million, or $(0.38) per share, compared to a net loss of $(4.6) million, or $(0.68) per share for the same period in 2014.

•	Research and Development: R&D expenses for the third quarter of 2015 were $9.9 million, compared to $2.5 million for the same period in 2014. The increase was largely due to expenditures in connection with our microbiome therapeutic platform and clinical development of SER-109.

•	General and Administrative expenses: G&A expenses for the third quarter of 2015 were $4.7 million, compared with $1.1 million for the same period in 2014. The increase was primarily due to our continued investment in business personnel, facility expansion to support our overall growth and increased professional fees and other costs associated with operating as a public company.

•	Cash Position: Seres had cash, cash equivalents, and investments of $219.3 million as of September 30, 2015, compared to $91.8 million as of June 30, 2015.

Financial Guidance

Based on our current operating plan, Seres expects that cash, cash equivalents and investments as of September 30, 2015 will enable us to fund our operating expenses and capital expenditure requirements, excluding cash inflows or outflows from business development activities, through the first half of 2017.

About Seres Therapeutics

Seres Therapeutics, Inc. is a leading microbiome therapeutics platform company developing a class of biological drugs that are designed to treat disease by restoring the function of a dysbiotic microbiome.

To receive additional information about Seres Therapeutics, please visit the website at www. Serestherapeutics.com, which does not form a part of this press release.

Ecobiotic is a registered trademark of Seres Therapeutics, Inc. All other brand names, product names, trademarks or service marks belong to their respective holders.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s statements regarding Seres’ cash position, Seres’ expectations regarding how long its current cash, cash equivalents and investments will last, statements regarding the Seres’ microbiome therapeutics platform, Seres’ expectations regarding SER-109 as a treatment of recurrent Clostridium Difficile infection (CDI), Seres’ expectations regarding SER-287 as a treatment of Ulcerative colitis, Seres’ expectation regarding SER-262 as a treatment of Primary CDI, and Seres’ expectation regarding pre-clinical screening of SER-155.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding, which may not be available; our limited operating history; the unpredictable nature of our early stage development efforts for marketable drugs; the unproven approach to therapeutic intervention of our microbiome therapeutics; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; potential delays in enrollment of patients which could affect the receipt of necessary regulatory approvals; potential delays in regulatory approval, which would impact the ability to commercialize our product candidates and affect our ability to generate revenue; any fast track or Breakthrough Therapy designation may not lead to faster development, regulatory approval or marketing approval; our possible inability to receive orphan drug designation should we choose to seek it; our reliance on third parties to conduct our clinical trials and the potential for those third parties to not perform satisfactorily; our reliance on third parties to manufacture our product candidates, which may delay, prevent or impair our development and commercialization efforts; our lack of experience in manufacturing our product candidates; the potential failure of our product candidates to be accepted on the market by the medical community; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; potential competition from biosimilars; failure to obtain marketing approval internationally; post-marketing restrictions or withdrawal from the market; anti-kickback, fraud, abuse, and other healthcare laws and regulations exposing us to potential criminal sanctions; recently enacted or future legislation; compliance with environmental, health, and safety laws and regulations; protection of our proprietary technology; protection of the confidentiality of our trade secrets; changes in United States patent law; potential lawsuits for infringement of third-party intellectual property; our patents being found invalid or unenforceable; compliance with patent regulations; claims challenging the inventorship or ownership of our patents and other intellectual property; claims asserting that we or our employees misappropriated a third-party’s intellectual property or otherwise claiming ownership of what we regard as our intellectual property; adequate protection of our trademarks; ability to attract and retain key executives; managing our growth could result in difficulties; risks associated with international operations; potential system failures; the price of our common stock may fluctuate substantially; our executive officers, directors, and principal stockholders have the ability to control all matters submitted to the stockholders; a significant portion of our total outstanding shares are eligible to be sold into the market in the near future; unfavorable or lacking analyst research or reports; and we may be subject to securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 10, 2015 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations

Stern Investor Relations Inc.

Beth DelGiacco, 212-362-1200

Beth@sternir.com

Media Relations

Ten Bridge Communications, Inc.

Dan Quinn, 781-475-7974

Dan@tenbridgecommunications.com

SERES THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$69,702	$114,185
Investments	149,641	—
Prepaid expenses and other current assets	3,020	58

Total current assets	222,363	114,243
Property and equipment, net	4,543	1,264
Restricted cash	139	139
Deferred offering costs	—	1,684
Deferred financing costs	—	15

Total assets	$227,045	$117,345

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	2,089	2,166
Accrued expenses and other current liabilities	2,757	1,737
Notes payable, current portion	—	1,200

Total current liabilities	4,846	5,103
Notes payable, net of discount	—	1,304
Preferred stock warrant liability	—	1,582

Total liabilities	4,846	7,989

Commitments and contingencies
Convertible preferred stock (Series A, A-2, B, C, D and D-1), $0.001 par value; 10,000,000 and 24,348,003 shares authorized at September 30, 2015 and December 31, 2014, respectively; 0 and 22,866,987 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively; aggregate liquidation preference of $0 and $137,283 at September 30, 2015 and December 31, 2014, respectively	—	136,077
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 200,000,000 and 38,000,000 shares authorized at September 30, 2015 and December 31, 2014, respectively; 39,055,767 and 6,890,250 shares issued and outstanding at September 30, 2015 and December 31, 2014 , respectively	39	7
Additional paid-in capital	285,148	1,104
Accumulated other comprehensive loss	(10)	—
Accumulated deficit	(62,978)	(27,832)

Total stockholders’ equity (deficit)	222,199	(26,721)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$227,045	$117,345

SERES THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	—	—	—	—

Operating expenses:
Research and development expenses	$9,850	$2,466	$24,195	$5,658
General and administrative expenses	4,711	1,113	10,873	2,211

Total operating expenses	14,561	3,579	35,068	7,869

Loss from operations	(14,561)	(3,579)	(35,068)	(7,869)

Other income (expense):
Interest income (expense), net	(59)	(61)	(71)	(154)
Revaluation of preferred stock warrant liability	—	(521)	(7)	(504)

Total other income (expense), net	(59)	(582)	(78)	(658)

Net loss	$(14,620)	$(4,161)	$(35,146)	$(8,527)
Accretion of convertible preferred stock to redemption value	—	(461)	—	(1,019)

Net loss attributable to common stockholders	(14,620)	(4,622)	(35,146)	(9,546)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.68)	$(1.92)	$(1.42)

Weighted average common shares outstanding, basic and diluted	38,980,839	6,767,951	18,292,002	6,731,724

Other comprehensive loss:
Unrealized loss on investments, net of tax of $0	(33)	—	(10)	—

Total other comprehensive loss	(33)	—	(10)	—

Comprehensive loss	$(14,653)	$(4,622)	$(35,156)	$(9,546)